[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 10.5

Third Amendment to the Collaboration Agreement

This third amendment (the “Amendment”) to the Collaboration Agreement dated December 22, 2006, as amended, (the “Agreement”) between Exelixis, Inc. (“Exelixis”) and Genentech, Inc. (“Genentech”) is made and entered into by Exelixis and Genentech effective July 19, 2017 (the·“Amendment Effective Date”). All capitalized terms not expressly defined in this Amendment shall have the meaning assigned to them in the Agreement.

Whereas, Exelixis and Genentech are parties to the Agreement, as amended by the First Amendment to the Collaboration Agreement, dated March 13, 2008, and the Second Amendment to the Collaboration Agreement, dated April 30, 2010;

Whereas, Exelixis and Genentech have agreed on a term sheet, dated June 8, 2017 (“Term Sheet”), in connection with a settlement between Exelixis and Genentech of the arbitration proceeding entitled Exelixis, Inc. v. Genentech, Inc., JAMS Ref No. 110084603;

Whereas, Exelixis and Genentech wish to amend the terms of the Agreement as set forth herein; and

Whereas, Exelixis and Genentech have executed a settlement agreement (“Settlement Agreement”) of even date herewith.

Now, therefore, in consideration of the foregoing premises the Parties do hereby agree to amend the Agreement, effective as of the Amendment Effective Date (unless otherwise stated below), as follows:

1.    JSC Meetings. Section 2.1(e) of the Agreement is hereby amended and restated as follows:

“JSC meetings shall be held [ * ] on a date mutually agreed by the Parties, with ad hoc meetings as necessary, particularly to address issues described in Sections 2.1(b) and 3.2(d). Meetings will be scheduled for [ * ] or such additional time as may be necessary to the subject matter of the meeting, at the option of either Party. A proposed agenda prepared by the hosting Party shall be circulated in advance of each meeting. The Parties agree that attendees appropriate to the subject matter of the meeting will be in attendance. Either Party may also raise additional topics for discussion at the meeting even if not included on the original agenda. With the consent of the representatives of each Party serving on the JSC, other representatives of each Party may attend meetings as nonvoting observers (provided such nonvoting observers have confidentiality obligations to such Party that are at least as stringent as those set forth in this Agreement). A JSC meeting may be held by audio, video or internet teleconference with the consent of each Party, but at least one-half (1/2) of the minimum number of meetings shall be held in person, in South San Francisco or Alameda, California, or elsewhere with the consent of each party. Meetings of the JSC shall be effective only if at least one (1) representative of each Party is present or participating. Each Party shall be responsible for all of its own expenses of participating in the JSC meetings. The Parties will alternate hosting of the meeting, and the Party hosting is responsible for preparing and circulating the minutes of such JSC meeting.”

2.    JCC Meetings. The first sentence of Section 2.3(d) of the Agreement is hereby replaced by the following sentence:

“JCC meetings shall be held at least [ * ] on a date mutually agreed by the Parties, and each meeting will be scheduled for [ * ], or such additional time as may be necessary to the subject matter of the meeting, at the option of either Party.”

3.    Escalation. New Section 2.4 is hereby added to the agreement as follows:

“2.4    Escalation. From time to time, issues may arise before the JSC or JCC wherein, after reasonable discussion and good faith consideration of each Party’s view on a particular matter, the representatives of the Parties cannot reach an agreement as to such matter. Such disputed matter shall be reflected in the minutes for such JSC or JCC meeting, as the case may be. If, within [ * ] after the date such minutes are prepared by the responsible Party and provided to the other Party, the Parties remain unable to resolve such disputed matter, then at the request of either Party such disputed matter will be escalated to [ * ] for Genentech and [ * ] for Exelixis for discussion and resolution. If such officers cannot resolve such disputed matter within [ * ] after receiving written notice (by electronic mail or other written communication) from the officer of the other Party requesting resolution of such disputed matter, then the Decision Making provisions of Sections 2.1(d) for the JSC and 2.3(c) for the JCC shall control, notwithstanding whether the [ * ] period set forth in Section 2.1(d) or 2.3(c), as applicable, has or has not expired.”

4.    Exelixis’ Co-Promotion Option. The following sentences are hereby added and inserted at the end of Section 5.6 of the Agreement:

“The Parties confirm and agree that Exelixis has exercised the Co-Promotion option set forth in this Section 5.6. As such, Exelixis shall have the right, but not the obligation, to co-promote all current and future Genentech Combinations (as defined in Exhibit A), regardless of the then-current label of Licensed Product, therapeutic components of combination, indication, or the Genentech division to which the sales effort has been assigned.”

5.    Progress Information. Section 6.2 of the Agreement is hereby amended and restated as follows:

“Each Party shall use Diligent Efforts to keep the other Party informed of its research, development and commercialization (including promotional) activities hereunder, and shall provide to the other Party’s representatives on the JCC or JSC, as appropriate, regular summary updates at each meeting, and as necessary between meetings, including copies of presentations and other materials presented at such meeting. [ * ] Neither Party is required to generate additional data or prepare additional reports to comply with the obligations set forth in this Section 6.2. All reports, information and data provided by a Party shall be considered the providing Party’s Confidential Information.

(a)    With regard to development activities, Genentech will provide to Exelixis’ representatives on the JSC updates with regard to (i) ongoing Clinical Trials, (ii) notification of [ * ], (iii) notification of [ * ], (iv) status of [ * ], (v) anticipated dates for [ * ] and (vi) such further milestones as the Parties may mutually agree. Key development milestones that may occur in between JSC meetings that would require additional updates shall include: (i) [ * ] and (ii) [ * ], to the extent that updates on such intent were not provided at the last prior JSC, and [ * ] may occur before the next scheduled JSC.
(b)    With regard to commercialization (including promotional) activities, each Party will provide to the other Party’s representatives on the JCC or JSC, as applicable, the following information to the extent available: (i) key [ * ]; (ii) updates on [ * ]; (iii) key [ * ], including but not limited to a summary of [ * ] (e.g. [ * ]); (iv) summary of [ * ]; (v) [ * ]; (vi) [ * ] plans and (vii) significant changes to [ * ]. In addition, Genentech will provide to Exelixis: [ * ]. For clarity, any of the foregoing may be redacted in part to protect confidential information unrelated to the Agreement.
(c)    If reasonably necessary for a Party to perform its work under this Agreement or to exercise its rights under this Agreement, that Party may request that the other Party provide more detailed information and data regarding the updates it earlier provided, and the other Party shall [ * ] provide the requesting Party with information and data as is reasonably available and reasonably related to the work under this Agreement.”
6.    Profit Share in the Profit-Share Territory. Section 8.4(a) of the Agreement is hereby amended and restated as follows:

2.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)    Profit Share in the Profit-Share Territory.
(i)    Profit-Share Ratio. The Parties shall share Operating Profit (Loss) for Licensed Product(s) sold for the Profit-Share Territory as follows:

[ * ]Total Adjusted Actual Sales of a Licensed Product in the Profit-Share Territory for a Particular Calendar Year	Genentech’s Share of Operating Profit (Loss)	Exelixis’ Share of Operating Profit (Loss)
First $200 million	50%	50%
[ * ]	[ * ]%	[ * ]%
Above $400 million	70%	30%

(ii)    Quarterly Calculations. Each Party’s share of Operating Profit (Loss) will be determined on a calendar quarterly basis using the profit share ratio set forth in clause (i) above. For example, in a calendar year where the Total Adjusted Actual Sales of a Licensed Product is $[ * ] in each calendar quarter (or a total of $[ * ] for the calendar year), Exelixis’ initial share of Operating Profit would be calculated based on the following profit-share ratios: [ * ]
(iii)    Quarterly True-Up Process and Annual Reconciliation.
(1)    In the event [ * ] are not available for the purpose of determining the Total Adjusted Actual Sales for the current quarterly settlement, then [ * ] shall be used to determine the current quarter Total Adjusted Actual Sales. The current quarterly settlement shall be trued-up using [ * ] after the end of the subsequent calendar quarter. If the true-up amount is in Exelixis’ favor, then Genentech shall make a catch-up payment with the subsequent quarterly settlement payment. If the true-up amount is in Genentech’s favor, then Genentech shall reduce the respective amount from the subsequent quarterly profit-share. If there will be no further or insufficient payment obligations under this Agreement from Genentech to Exelixis, then Exelixis shall, at the request of Genentech, refund such overpaid amount within [ * ] of receiving such request.
Annually, together with the true-up of the Q4 Total Adjusted Actual Sales, based on [ * ], each Party’s actual share of Operating Profit (Loss) for the calendar year will be calculated and reconciled based on the weighted average profit share ratio for the full year. For example, if there were $[ * ] annual Total Adjusted Actual Sales in the Profit-Share Territory, the weighted average profit share ratio of [ * ]%, would be applied to calculate Exelixis’ share of the annual Operating Profit (Loss) for such calendar year as set forth in the following table (for illustration purposes only). [ * ]
If the reconciliation payment based on the above calculation is in Exelixis’ favor, then Genentech shall make a catch-up payment with the next quarterly settlement payment. If the reconciliation payment is in Genentech’s favor, then Genentech shall reduce the respective amount from the next quarterly profit-share payment(s). If there will be no further or insufficient payment obligations under this Agreement from Genentech to Exelixis, then Exelixis shall, at the request of Genentech, refund such overpaid amount within [ * ] of receiving such request.
(iv)    Budget Overrun. If, for any calendar quarter: (A) Exelixis’ share of the budgeted cost for the Operating Profit (Loss) [ * ] for such calendar quarter [ * ] is in the aggregate [ * ] (the “Budget Overrun”) by at least [ * ] dollars ($[ * ]); and (B) a [ * ] for such calendar quarter, then Exelixis shall [ * ] for the amount of such Budget Overrun [ * ] Exelixis to Genentech [ * ]. If Exelixis’ share of the budgeted cost for the Operating Profit (Loss) [ * ] for such calendar year [ * ] is in the aggregate [ * ] what Genentech [ * ] for such calendar year, then the [ * ] the budget used in the calculation of the Budget Overrun above.

3.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.    Financial Appendix. Exhibit A (Financial Appendix) of the Agreement is hereby amended and restated as attached with effect as of July 1, 2017.

8.    Miscellaneous.

(a)    Except as expressly and unambiguously stated herein, no other changes are made to the Agreement and all other terms and conditions of the Agreement shall remain in full force and effect. In the event of a conflict between the provisions hereof and the Agreement, the provisions of this Amendment shall control. The Agreement, this Amendment and Settlement Agreement, contain the entire understanding between the Parties hereto with respect to the subject matter hereof and supersede and terminate all prior agreements, understandings and arrangements (including the Term Sheet) between the Parties, whether written or oral with respect to such subject matter.
(b)    This Amendment shall be governed by and construed under the substantive laws of the State of California, without regard to conflicts of law rules requiring the application of different law.
(c)    The headings of this Agreement are for ease of reference only and are not part of this Agreement for the purpose of construction.
(d)    This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[remainder of page intentionally left blank]

4.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, Exelixis and Genentech have executed this Third Amendment to the Collaboration Agreement by their respective duly authorized representative(s).

EXELIXIS, INC.	GENENTECH, INC.

By: /s/ Michael Morrissey        By: /s/ Bill Anderson
Name: Michael Morrissey        Name: Bill Anderson
Title: President and Chief Executive Officer        Title: Chief Executive Officer

5.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A
Financial Appendix
1.    Principles of Reporting and Profit/Loss Sharing Statement. Determination of Operating Profit (Loss) for a Licensed Product in the Profit-Share Territory will be based on each Party’s respective financial information. The interpretation of the defined terms in such report shall be in accordance with GAAP and this Agreement. Each calendar quarter Genentech shall determine the Operating Profit (Loss) as follows:
Total Adjusted Actual Sales
less [ * ]
= Operating Profit (Loss)
In addition, Genentech shall [ * ]: (a) [ * ] and (b) [ * ]:
[ * ]
To determine the [ * ] associated with [ * ], the total [ * ] for the Licensed Product will be allocated [ * ].
Together with each profit and loss statement, Genentech will provide, on a quarterly basis, a breakdown of [ * ] separated by (i) [ * ] and (ii) [ * ].
For clarity, Genentech will not include [ * ] that do not include the Licensed Product, in any such profit and loss statement.

All [ * ] incurred by Exelixis for [ * ] may be applied to the Operating Profit (Loss).  Exelixis shall provide to Genentech [ * ]. For clarity, other than its share of the Operating Profit (Loss), Exelixis is not entitled to any further reimbursement by Genentech for any costs, including [ * ], incurred in co-promoting Genentech Combinations.
If necessary, a Party will make the appropriate adjustments to the financial information it supplies under the Agreement to conform to the above format of reporting results of operations.
2.    Accounting and Cost Categories. Definitions of the various categories of revenues, costs and expenses included in Operating Profit (Loss) shall be interpreted in accordance with GAAP. Any costs included in the calculation under one cost category may not be included in the calculation of another cost category. Where the terms of this Financial Appendix would permit inclusion of a cost within more than one cost category, that cost will be allocated to a single cost category consistent with GAAP and the other provisions of this Agreement. [ * ].
3.    References to “Collaboration”. References in this Financial Appendix to the “Collaboration” are references to those activities related to the Licensed Product that would form the basis for Operating Profit (Loss) under this Agreement. The Parties may consolidate accounting of operations related to Licensed Products, and the activities subject to that consolidated accounting also will be referred to the “Collaboration.” However, the Collaboration is not a legal entity for financial accounting, income tax reporting or any other purposes

4.    Reporting. The fiscal year for the Collaboration will be a calendar year.
Each Party is responsible for providing the other Party reports as set forth in the table below, for activities for which it is responsible and costs it incurred and revenue obtained that forms a component of Operating Profit (Loss) for Licensed Products in the Profit-Share Territory.
Reporting will be at the times set forth in the following Report Table, with submissions due on the date indicated or the next business day if such date is a weekend or U.S. holiday:
[ * ]
The Parties agree to use [ * ] (or another [ * ] as mutually agreed by the Parties) as the basis for making Adjusted Actual Sales calculations as set forth in this Exhibit A. For the purposes of calculating Adjusted Actual Sales in the Draft Consolidated Operating Profit (Loss), Genentech will use the [ * ]. For the purposes of calculating Adjusted Actual Sales in the Final Consolidated Operating Profit (Loss), Genentech will use the [ * ]. For the purposes of

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

calculating Adjusted Actual Sales for the True-up of the Consolidated Operating Profit (Loss), Genentech will use the [ * ].

Report Table [ * ]
[ * ]
The Parties may agree to modify the foregoing reporting cycles and deadlines. In the event that a Party substantially or materially changes its internal reporting cycles and deadlines generally, then the Parties shall discuss, in good faith, appropriate revisions to the foregoing reporting cycles and deadlines to reasonably accommodate such change.
Unless otherwise agreed by the Parties consistent with their responsibilities for sales and marketing, Genentech shall record sales. Without limiting the Parties’ reporting obligations as set forth in the Report Table above, on a calendar quarterly basis, Exelixis will supply Genentech with a statement setting forth that quarter’s Operating Profit (Loss) obtained by Exelixis for Licensed Products in the Profit-Share Territory, including the basis for calculation of such amounts. Genentech shall consolidate any Operating Profit (Loss) reported by Exelixis with those obtained directly by Genentech. Each such report shall be provided as early as possible, on the schedule in the chart above.
Each Party will make available a financial representative to coordinate regarding financial aspects of planning, reporting and information sharing, at the request of the other Party: Upon the reasonable request of either Party, the other Party shall answer any question and address any comment from the other Party pertaining to such financial planning and reporting.
5.    Budgets. Genentech will prepare a consolidated budget for Operating Profit (Loss) for the Collaboration on [ * ] basis; Exelixis shall provide input for that budget regarding its sales force activities.
Budgets are provided for information and planning purposes; final sharing of Operating Profit (Loss) on a calendar year basis are based on actual amounts, subject to Section 8.4(a)(v) of the Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ILLUSTRATIVE EXAMPLES OF PROFIT SHARE CALCULATION

The following examples are intended to illustrate how Genentech will determine the Actual Adjusted Sales as well as the Operating Profits (Losses) in the Profit-Share Territory.

{Redacted content comprises approximately 2 pages.}

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Definitions for Financial Appendix.
A.    “Actual Sales” means, with respect to a particular Licensed Product, the Gross Sales less [ * ].
B.    “Adjusted Actual Sales” means, (i) with respect to any Genentech Combination, Adjusted Actual Combo Sales or (ii) with respect to any Licensed Product Monotherapy, Adjusted Actual Mono Sales.
C.    “Adjusted Actual Combo Sales” shall, with respect to a particular Licensed Product, be calculated by multiplying Actual Sales by the Adjusted Price Factor for each Genentech Combination. The [ * ] quarterly Actual Sales of Licensed Product allocated to each Genentech Combination shall be based on [ * ], pursuant to the methodology in Exhibit G. As described in Exhibit G, [ * ].
D.    “Adjusted Actual Mono Sales” shall, with respect to a particular Licensed Product, be the Actual Sales for Licensed Product Monotherapies. The percentage of quarterly Actual Sales of Licensed Product allocated to Licensed Product Monotherapies shall be based on [ * ], pursuant to the methodology in Exhibit G. As described in Exhibit G, [ * ].
E.    “Adjusted Price Factor“ shall be calculated on a quarterly basis as the percentage calculated as A divided by B divided by C, where:

A is the sum of the Net Prices of Licensed Product and the Other Genentech Product(s) in a Genentech Combination;
B is the sum of 1 (i.e. the Licensed Product) plus the number of Other Genentech Products in the respective Genentech Combination; and
C is the Net Price of the Licensed Product.

F.    “Allocable Overhead” means costs incurred by each Party that are attributable to that Party’s [ * ]. The Allocable Overhead shall not include [ * ], and shall not duplicate General & Administrative Expenses hereunder.
G.    “Average Actual Gross to Net Percentage” means with respect to a particular Licensed Product or Other Genentech Product, the percentage calculated as A divided by B, where
A is the all Actual Sales for such product in the respective calendar quarter; and
B is the all Gross Sales for such product in the respective calendar quarter.

H.    “Cost of Sales” means the sum of: (i) Fully Burdened Manufacturing Cost (or “FBMC”, as defined below) of a Licensed Product in the Profit-Share Territory (in whatever form), to the extent included pursuant to Section 4.1 of the Agreement; (ii) freight, insurance, customs charges, duty, and other costs of shipping Licensed Products in the Profit-Share Territory to customers (to the extent actually incurred by the shipping Party and not reimbursed by the customer); (iii) temporary storage; and (iv) the actual costs associated with the technology transfer to a Third Party manufacturer to enable Manufacturing of that Licensed Product, including without limitation any upfront and milestone based payments and startup costs associated therewith.

I.    “Distribution Costs” means the costs, including applicable Allocable Overhead, specifically identifiable to the distribution of a Licensed Product in the Profit-Share Territory, including customer services, collection of data about sales to hospitals and other end users, order entry, billing, shipping, logistics, credit and collection and other such activities.

J.    “Fully Burdened Manufacturing Cost” or “FBMC” means one hundred percent (100%) of each Party’s actual manufacturing cost (as defined in each Party’s accounting policies consistently applied) of goods produced, as determined by each Party manufacturing or contracting with a Third Party for each stage of the manufacturing process, in accordance with GAAP (as used in this definition of FBMC, the “Cost of Goods”), including product quality assurance/control costs, plus applicable Allocable Overhead.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

K.    “Genentech Combination” means any therapeutic combination of Licensed Product sold by Genentech or its Affiliates with one or more Other Genentech Products [ * ].

L.    “General and Administrative Costs” or “G&A Costs” means costs equal to [ * ] (“G&A Rate”) of the sum of [ * ]. [ * ] both Parties shall use such revised G&A Rate going forward in calculating General and Administrative Costs.

M.    “Gross Sales” means the gross amount invoiced by Genentech, its Affiliates or sublicensees (for the purpose of this definition only, the term sublicensee shall include entities to which Genentech sells a Licensed Product in a form other than final form, including without limitation OEM manufacturer and distributors, whether or not a sublicense is expressly granted) for sales of Licensed Products (such products being in final form intended for use by the end user) in the Profit-Share Territory to any Third Party in arms-length transactions. Consideration for sales of Licensed Products in the Profit-Share Territory for other than cash shall be valued at fair market value at the time of final sale. Sales between Genentech and its Affiliates or sublicensees shall be disregarded for purposes of calculating Gross Sales, except if the purchasing entity is the end-user.

N.    “Licensed Product Monotherapy” or “Licensed Product Monotherapies” means with respect to a particular Licensed Product, the use in any therapy other than in a Genentech Combination. For clarity, both the use of Licensed Product in a monotherapy and the use in a therapeutic combination without an Other Genentech Product shall be considered a Licensed Product Monotherapy.

O.    “Marketing Costs” means the specific direct costs incurred by Genentech for marketing a Licensed Product and/or Genentech Combination in the Profit-Share Territory, including costs incurred for marketing, promotion, advertising, promotional materials, professional education, product related public relations, relationships with opinion leaders and professional societies, market research (before and after product approval), healthcare economics studies, and other similar activities conducted to benefit the Licensed Product and/or Genentech Combination in the Profit-Share Territory, but excluding the portion of such costs for which Genentech is getting reimbursed from any Third Party. Such costs will include internal costs (e.g., salaries, benefits, travel, supplies and materials), applicable Allocable Overhead, and outside services and expenses (e.g., consultants, agency fees, meeting costs), in all cases only as directly applicable to a specific Licensed Product and/or Genentech Combination in the Profit-Share Territory. The Marketing Costs shall also include activities related to obtaining reimbursement from payers and costs of sales and marketing data, in all cases only as directly applicable to a specific Licensed Product and/or Genentech Combination in the Profit-Share Territory. The Marketing Costs will specifically exclude the costs of activities that promote either Party’s business as a whole without being product specific (e.g., corporate image advertising). Should the Licensed Product be sold as part of a Genentech Combination, Genentech shall allocate the costs incurred for marketing the Genentech Combination in the Profit-Share Territory as described above to the Licensed Product as follows:
(i)    [ * ]% for Genentech Combinations with one Other Genentech Product (irrespective of combinations with further products);
(ii)    [ * ]% for Genentech Combinations with two Other Genentech Products (irrespective of combinations with further products);
(iii)    [ * ]% for Genentech Combination with X number of Other Genentech Products (irrespective of further combinations with further products).
For clarity, 100% of Genentech’s costs incurred for marketing a Licensed Product Monotherapy in the Profit-Share Territory shall be allocated to such Licensed Product Monotherapy.

P.    “Monthly WAC” means with respect to a particular Licensed Product or an Other Genentech Product used in a particular Genentech Combination, the monthly wholesale acquisition cost for treatment with such product in a month, as calculated by multiplying:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(i)    the wholesale acquisition cost per tablet (vial or other single unit as applicable) for a particular Licensed Product or Other Genentech Product, by
(ii)    the monthly average number of tablets (vial or other single unit as applicable) of such particular Licensed Product or Other Genentech Product as indicated per the relevant product label for the respective Genentech Combination.
Illustrative Example: Monthly WAC Calculation for COTELLIC® and [ * ]
COTELLIC®

NDC #	Product	WAC effective January 1, 2017
50242-0717-01	COTELLIC® (cobimetinib) 63 count 20 mg tablets	$[ * ]

Labeled dosage (Source FDA – COTELLIC® Label):
“The recommended dose is 60 mg orally once daily for the first 21 days of each 28-day cycle until disease progression or unacceptable toxicity.” (section 2.2)
[ * ]

Q.    “Net Price” shall, with respect to a particular Licensed Product or an Other Genentech Product used in a particular Genentech Combination, be calculated by multiplying Monthly WAC by the Average Actual Gross to Net Percentage.

R.    “Operating Profit (Loss)” means Total Adjusted Actual Sales of all Licensed Products in the Profit-Share Territory less the following items with respect to each Licensed Product in the Profit-Share Territory, all for a given period: [ * ], all of which as properly chargeable and allocable on a Licensed Product-by-Licensed Product basis. All calculations will be made using, and all defined and undefined terms will be construed in accordance with GAAP and consistent with generally accepted costing methods (including appropriate Allocable Overhead) for similar products in the pharmaceutical industry.

S.    “Other Genentech Product” means a branded pharmaceutical product (other than a Licensed Product) for which Genentech or its Affiliates [ * ]. When the terms Gross Sales, Actual Sales or Sales Returns and Allowances are used with respect to an Other Genentech Product, any references to Licensed Product in such definitions shall be considered references to such Other Genentech Product. Genentech or its Affiliates shall not undertake any corporate restructuring or enter into a transaction with a Third Party for the purpose of removing a pharmaceutical product from the definition of “Other Genentech Product.” [ * ] shall not be deemed an Affiliate for purposes of this definition, except that if [ * ] becomes fully owned by Genentech or its Affiliates, then [ * ] would at that time be deemed an Affiliate for the purposes of this definition.

T.    “Other Operating Income/Expense” means any of the following: (i) [ * ] of any Licensed Product in the Profit-Share Territory, to the extent not previously captured; (ii) amounts with respect to [ * ] that will be shared pursuant to Article [ * ] of this Agreement; (iii) costs of [ * ] with respect to the Licensed Product (provided that if such costs are allocated between products the Parties will discuss the method of such allocation, which method must be reasonable); (iv) costs of [ * ] that, pursuant to Article [ * ], will be included in Operating Profit (Loss); (v) costs to [ * ]; (vi) any [ * ] of Licensed Products in the Profit-Share Territory, excluding any [ * ] already accounted for in Fully Burdened Manufacturing Cost, and (vii) the annual Branded Prescription Drug Fee to the United States government pursuant to Section 9008 of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as may be amended).

U.    “Report Table” means the table set forth in this Appendix that specifies the frequency and timing of submissions for specific reporting events.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

V.    “Sales Costs” means costs, including Allocable Overhead, incurred by a Party pursuant to sales activities pursuant to a Promotion Plan or otherwise authorized under this Agreement for a Licensed Product and/or Genentech Combination in the Profit-Share Territory, , but excluding costs to the extent that Genentech receives payment or reimbursement for such costs from any third party which costs are specifically identifiable with such authorized sales efforts for Licensed Products and/or Genentech Combination in the Profit-Share Territory, with respect to all customer types, including the managed care market. Should the Licensed Product be sold as part of a Genentech Combination, Genentech shall allocate the costs incurred as described above for sales activities for the Genentech Combination in the Profit-Share Territory to the Licensed Product as follows:
(i)    [ * ]% for Genentech Combinations with one Other Genentech Product (irrespective of combinations with further products);
(ii)    [ * ]% for Genentech Combinations with two Genentech Products (irrespective of combinations with further products);
(iii)    [ * ]% for Genentech Combinations with X number of Genentech Products (irrespective of further combinations with further products).
For clarity, 100% of Genentech’s costs incurred for sales of a Licensed Product Monotherapy in the Profit-Share Territory shall be allocated to such Licensed Product Monotherapy.

W.    “Sales Returns and Allowances” means the sum of (x) and (y), where:

(x) is a provision, determined by a Party under GAAP for sales of Licensed Products in the Profit-Share Territory for (i) trade, cash and quantity discounts on Licensed Products in the Profit-Share Territory granted and which are included in the determination of Gross Sales; (ii) credits or allowances given or made for rejection or return of previously sold Licensed Products in the Profit-Share Territory or for retroactive price reductions (including rebates similar to Medicare and/or Medicaid); (iii) sales tax, VAT taxes, and other taxes, duties or other governmental charges levied on or measured by the billing amount for Licensed Products in the Profit-Share Territory, as adjusted for rebates or refunds, that are borne by the seller thereof and that are not refundable; and (iv) discounts pursuant to indigent patient programs and patient discount programs, including the impact of price caps and patient assistance programs; and

(y) is a periodic adjustment of the provision determined in clause (x) to reflect amounts actually incurred by each Party in the Territory for items (i), (ii), (iii), and (iv) in clause (x). The provision allowed in clause (x) and adjustments made in clause (y) (if any) will be reviewed by the financial representatives from the Parties.

X.    [ * ]

Y.    “Total Adjusted Actual Sales” means the sum of (x) all Adjusted Actual Combo Sales and (y) all Adjusted Actual Mono Sales.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit G

{Redacted content comprises approximately 2.5 pages}

[ * ]

This [ * ] Exhibit illustrates how Genentech will calculate [ * ] Actual Sales by Genentech Combination and Licensed Product Monotherapies using [ * ].

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.